                                                                   Exhibit 10.14


May 18, 2001



Mr. Thomas M. Nolette
35 Winthrop Drive
Franklin, MA 02038

Dear Tom:

We are pleased to extend you an offer to join MCK Communications, Inc. as Vice President of Manufacturing and Quality in our Needham office, reporting to Glenda Davis, President and CEO. Your start date will be May 29, 2001. The terms of the offer are as follows:

- Your annual salary will be $147,000 and will be paid in semi-monthly installments. Your performance and salary will be reviewed in six months, and any salary action, if appropriate (but not guaranteed) will be taken at that time.

- You are eligible to participate in an annual bonus program based on MCK, departmental, and individual performance results to 20% of your annual base salary.

- You will be granted options for 50,000 shares of the common equity of the company with a fair market value to be determined on your date of hire. The options vest over four years and are subject to Board approval.

- You will receive 3 weeks of paid vacation, in addition to the company's 10 statutory holidays (8 assigned and 2 unassigned).

- You will be eligible to participate in our health and wellness programs including medical, dental, life, short and long term disability insurance. MCK also offers a 401k investment plan.

To indicate your acceptance of this employment offer, please sign, date, and return one copy of this letter together with your intended starting date. Please note that by your written acceptance you represent that your employment to MCK Communications will not conflict with the terms of any employment, non-competition, confidentiality or similar agreements that you may have with any third parties. This offer is contingent upon your bringing the attached I-9 form with the appropriate section completed and the requisite documentation as listed, on your first day of employment. The offer is also conditioned upon your execution of our Non-Competition and Confidentiality Agreement, which will be provided to you prior to your commencement of work.

Please note that this letter does not constitute an employment contract; meaning that you retain the right to terminate your employment at any time and that MCK Communications retains a similar right. However, if, after six months of employment, the Company terminates your employment without cause, you would receive severance of six months of salary. It is further understood that any dispute with the company will be settled through arbitration rather than in a court of law.

Tom, we believe you will be a valuable member of our team and are looking forward to having you come aboard.


Sincerely,                                   I accept this offer and the terms
                                             Outlined above.  My first day will
/s/ Glenda Davis                             be May 29, 2001.
Glenda Davis
President and CEO
                                             /s/ Thomas M. Nolette
                                             -----------------------------------
                                             Thomas M. Nolette